EXHIBIT 99.1

Northern Technologies International Corporation Reports Second Quarter Fiscal 2011 Financial Results

Second Quarter Net Sales Increase 66% and Net Income Increases 174%

Fiscal Year 2011 Net Sales and Earnings Guidance Increased

MINNEAPOLIS, April 13, 2011 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (Nasdaq:NTIC) today reported its financial results for the second quarter of fiscal 2011. Highlights of NTIC's financial and operating results include:

  Net income attributable to NTIC increased 173.8%, to $949,039, or $0.22 per diluted common share, for the three months ended February 28, 2011 compared to $346,641, or $0.08 per diluted common share, for the three months ended February 28, 2010.

  Net income attributable to NTIC increased 136.3%, to $1,848,820, or $0.42 per diluted common share, for the six months ended February 28, 2011 compared to $782,346, or $0.19 per diluted common share, for the six months ended February 28, 2010.

  NTIC's consolidated net sales increased 66.1% and 58.9% to $4,778,118 and $8,876,559, during the three and six months ended February 28, 2011, respectively, compared to the three and six months ended February 28, 2010, primarily as a result of increased sales of ZERUST® rust and corrosion inhibiting packaging products and services and sales to NTIC's joint ventures and the consolidation of Zerust Brazil on NTIC's consolidated financial statements.

  NTIC's consolidated net sales during the three and six months ended February 28, 2011 included $1,034,483 and $1,551,623, respectively, of sales made by Zerust Brazil, and of those sales, $600,200 and $627,022, respectively, in sales were made to the oil and gas industry sector in Brazil. NTIC has consolidated the financial results of Zerust Brazil in NTIC's consolidated financial statements since the fourth quarter of fiscal 2010 and expects to continue to do so going forward.

  Sales by NTIC's joint ventures increased 34.0% to $53,405,322 in the six months ended February 28, 2011 compared to $39,854,071 in the six months ended February 28, 2010.

During the three and six months ended February 28, 2011, 95.8% and 95.2% of NTIC's consolidated net sales, respectively, were derived from sales of ZERUST® corrosion inhibiting products and services to all market sectors, which increased 64.3% and 56.1% to $4,576,313 and $8,451,741 during the three and six months ended February 28, 2011, respectively, compared to $2,785,454 and $5,413,009 during the three and six months ended February 28, 2010, respectively, due to increased demand primarily as a result of the economic recovery of the domestic manufacturing sector, the addition of new customers and the consolidation of Zerust Brazil.

"Over the last few months, the world has seen a lot of painful turmoil that includes political unrest in the Middle East and North Africa as well as the tragic earthquake and aftermath in Japan. Nevertheless, our global sales have remained strong and, so far, these events have not materially affected our business interests," said G. Patrick Lynch, President and Chief Executive Officer of NTIC.

During the three and six months ended February 28, 2011, 4.2% and 4.8%, respectively, of NTIC's consolidated net sales were derived from sales of Natur-Tec® products compared to 3.2% and 3.1% during the three and six months ended February 28, 2010, respectively. Net sales of Natur-Tec® products increased 121.7% and 142.9% during the three and six months ended February 28, 2011, respectively, compared to the three and six months ended February 28, 2010. These increases were primarily due to the addition of new Natur-Tec® distributors on the west coast of the United States.

NTIC participates in 26 active joint venture arrangements in North America, South America, Europe, Asia and the Middle East. Generally, NTIC consolidates the proportional equity results of its joint ventures. NTIC's income from its joint ventures operations increased 37.5% and 53.5% to $2,531,808 and $5,678,719, respectively, during the three and six months ended February 28, 2011 compared to the three and six months ended February 28, 2010. The increase in fees for services provided to joint ventures was due primarily to the increase in net sales of NTIC's joint ventures to $53,405,322 in the six months ended February 28, 2011 compared $39,854,071 in the six months ended February 28, 2010, representing an increase of 34.0%. This increase in total net sales of NTIC's joint ventures was primarily a result of the economic recovery, to some extent, of the international manufacturing sector that the NTIC joint venture network serves.

G. Patrick Lynch, President and Chief Executive Officer of NTIC said, "The majority of our international joint ventures enjoyed strong fiscal 2011 second quarter sales for our ZERUST® corrosion inhibiting products. We intend to focus on continuing this trend with the introduction of several more new ZERUST products over the next few months. Our goal is to keep NTIC and our joint ventures on track for a global annual sales record, which should also translate into an increase in fees for services provided to joint ventures as well as an increase in equity income from joint ventures for NTIC in future periods as compared to the prior fiscal year periods."

NTIC's total operating expenses increased 33.9% during the six months ended February 28, 2011 compared to the six months ended February 28, 2010 primarily as a result of increased selling, general and administrative expenses due primarily to the consolidation of Zerust Brazil on NTIC's consolidated financial statements and increased personnel and other expenses to support the increased sales efforts with respect to both NTIC's traditional ZERUST® corrosion inhibiting packaging products and its Natur-Tec® products.

Net income increased 188.8%, to $1,001,219, or $0.22 per diluted common share, for the three months ended February 28, 2011 compared to $346,641, or $0.08 per diluted common share, for the three months ended February 28, 2010. Net income increased 142.4%, to $1,848,820, or $0.42 per diluted common share, for the six months ended February 28, 2011 compared to $782,346, or $0.19 per diluted common share, for the six months ended February 28, 2010. These increases were primarily the result of increased income from NTIC's joint ventures and increased gross profit, partially offset by an increase in operating expenses.

NTIC's working capital was $9,267,637 at February 28, 2011, including $1,864,215 in cash and cash equivalents compared to $5,918,923 at August 31, 2010, including $1,776,162 in cash and cash equivalents. On January 10, 2011, NTIC refinanced its $1,275,000 original principal amount term loan and increased its line of credit with PNC Bank, National Association to $3,000,000.

Outlook

NTIC has increased its annual guidance and now expects for the fiscal year ending August 31, 2011 its net sales to be in the range of $18.5 million to $19.5 million, inclusive of sales made by NTIC's subsidiary in Brazil, and its net income to be in the range of $3.7 million to $3.9 million, or $0.86 to $0.90 per diluted share. Previously, NTIC expected its annual net sales to be in the range of $18.0 million to $19.5 million and its annual net income to be in the range of $3.6 million to $3.8 million, or $0.84 to $0.88 per diluted share.

Webcast

NTIC will host a webcast this morning beginning at 8:00 a.m. Central Daylight Savings Time, to review its results of operations for second quarter fiscal 2011, followed by a question and answer session.

Dial in number for the conference call is (877) 670 – 9779 and the Confirmation Code is   48084623.

The live audio webcast will be available to interested parties at http://ir.ntic.com/events.cfm, where it will be archived and accessible for approximately one year.

Financial Results

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2011 AND 2010

	Three Months Ended		Six Months Ended
	February 28, 2011	February 28, 2010	February 28, 2011	February 28, 2010
NET SALES:
Net sales, excluding joint ventures	$ 4,093,107	$ 2,548,009	$ 7,539,410	$ 4,730,253
Net sales, to joint ventures	685,011	328,469	1,337,149	857,627
Total net sales	4,778,118	2,876,478	8,876,559	5,587,880

Cost of goods sold	3,006,232	1,840,647	5,696,937	3,598,143
Gross profit	1,771,886	1,035,831	3,179,622	1,989,737

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	1,129,659	691,687	2,824,790	1,397,586
Fees for services provided to joint ventures	1,402,149	1,149,338	2,853,929	2,301,268
Total joint venture operations	2,531,808	1,841,025	5,678,719	3,698,854

OPERATING EXPENSES:
Selling expenses	921,554	587,753	1,920,607	1,184,522
General and administrative expenses	1,069,636	839,235	2,173,803	1,759,264
Expenses incurred in support of joint ventures	249,275	229,474	477,996	474,384
Research and development expenses	907,170	954,042	2,100,626	1,565,698
Total operating expenses	3,147,635	2,610,504	6,673,032	4,983,868

OPERATING INCOME	1,156,059	266,352	2,185,309	704,723

INTEREST INCOME	676	3,247	4,609	4,743
INTEREST EXPENSE	(22,241)	(23,783)	(45,475)	(49,770)
OTHER INCOME	6,725	6,825	13,650	13,650

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	1,141,219	252,641	2,158,093	673,346

INCOME TAX EXPENSE (BENEFIT)	140,000	(94,000)	262,000	(109,000)

NET INCOME	1,001,219	346,641	1,896,093	782,346

NET INCOME ATTRIBUTABLE TO NON CONTROLLING INTEREST	52,180	—	47,273	—

NET INCOME ATTRIBUTABLE TO NTIC	$ 949,039	$ 346,641	$ 1,848,820	$ 782,346

NET INCOME ATTRIBUTABLE TO NTIC PER COMMON SHARE:
Basic	$ 0.22	$0.08	$ 0.43	$0.19
Diluted	$ 0.22	$0.08	$ 0.42	$0.19

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	4,340,934	4,240,679	4,281,399	4,194,887
Diluted	4,419,921	4,286,372	4,351,177	4,225,907

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 55 countries either directly or via a network of joint ventures, independent distributors and agents. NTIC's primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 35 years. NTIC also offers worldwide on-site technical consulting for rust and corrosion prevention issues. NTIC's technical service consultants work directly with the end users of NTIC's products to analyze their specific needs and develop systems to meet their technical requirements. In addition, NTIC markets proprietary bio-plastic technologies under the Natur-Tec® brand. Finally, NTIC's Polymer Energy® joint venture manufactures and sells advance waste plastic to fuel conversion machines.

The Northern Technologies International Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5481

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC's expectations regarding its future financial performance and other statements that can be identified by words such as "expect," "intend," "continue," "anticipate," "estimate," "potential," "will," "would," or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC's management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC's dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC's relationships with its joint ventures and its ability to maintain those relationships; risks associated with NTIC's international operations; exposure to fluctuations in foreign currency exchange rates; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC's markets; NTIC's investments in research and development efforts; acceptance of existing and new products; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; and NTIC's reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC's operating and financial results is described in the company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: Northern Technologies International Corporation
         (763) 225-6600